Exhibit 23.2

CONSENT OF INDEPENDENT AUDITORS

We consent to the reference to our firm under the caption “Experts” in this Registration Statement (Form S-3) and related Prospectus of Bottomline Technologies (de), Inc. for the registration of debt securities, common stock, preferred stock, depositary shares, stock purchase contracts, stock purchase units, and warrants, and to the incorporation by reference therein of our report dated June 8, 2011, with respect to the consolidated financial statements of LAS Holdings, Inc. included in Bottomline Technologies (de), Inc.’s Current Report on Form 8-K/A filed on June 8, 2011 with the Securities and Exchange Commission.

/s/ Crowe Horwath LLP

South Bend, Indiana

July 15, 2011